Exhibit 18

June 3, 2009

Advance Auto Parts, Inc.
5008 Airport Road
Roanoke, Virginia

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended April 25, 2009, of the facts relating to the change in accounting principle for freight and other handling costs associated with transferring merchandise from Local Area Warehouses and Parts Delivered Quickly warehouses to retail stores, from expensing such costs as incurred to capitalizing such costs as inventory.  We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Advance Auto Parts, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to January 3, 2009.  Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Advance Auto Parts, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to January 3, 2009.

Yours truly,

/s/ Deloitte & Touche LLP

Richmond, Virginia